Contact:
	AT JOHNSON OUTDOORS:	AT TELEFLEX:	EXHIBIT 99.1
	CYNTHIA GEORGESON	JULIE MCDOWELL
	Corporate Communications	VP-Corporate Communications
	262-631-6600	610-948-2836

FOR IMMEDIATE RELEASE	May 6, 2004

JOHNSON OUTDOORS ACQUIRES TECHSONIC INDUSTRIES
HUMMINBIRD® JOINS WINNING OUTDOOR RECREATION BRAND PORTFOLIO

Racine, Wisconsin — Johnson Outdoors Inc. (Nasdaq: JOUT) today announced it has acquired Techsonic Industries Inc., a global leader in underwater sonar and video viewing, and GPS technologies, from Teleflex Incorporated (NYSE: TFX). The acquisition adds the popular Humminbird® brand to Johnson Outdoors’ marine electronics group portfolio which includes trolling motors and accessories sold under the Minn Kota® name.

      The $28 million deal reinforces the Company’s strategic focus on acquisitions that complement its businesses, have market leading potential and strengthen profitability. With the addition of Humminbird®, Johnson Outdoors’ marine electronics group sales are expected to surpass $100 million across marketplace categories with combined estimated sales of more than $300 million annually. According to research by the Sporting Goods Manufacturers Association, fishing is an outdoor recreational activity enjoyed by fifty-three (53) million people in the U.S.

      “Minn Kota® and Humminbird® are two great brands built on a strong heritage of continuous innovation. An even greater future lies ahead for both as we look to leverage this formidable combination of cutting-edge technology and consumer-insight excellence to drive growth in the marine electronics marketplace,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer, Johnson Outdoors. “We are very excited by the potential untapped opportunities to be realized short-term and long-term through this acquisition.”

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      Jeffrey P. Black, President and CEO of Teleflex commented, “Teleflex has a long history of providing the world’s premier boat builders with industry-leading mechanical and hydraulic steering, electronics, instrumentation, engine drive parts and aftermarket accessories. With this transaction, Teleflex will focus our resources on continuing to bring boat builders and boaters superior new products in our core marine OEM and aftermarket businesses. The Humminbird brand of fishfinders and consumer electronics is well-suited to Johnson Outdoors’ family of strong brands.”

      Minn Kota®, the world leader in electric fishing motors, is delivering record sales year-to-date in 2004 fueled by successful new products like the Co-Pilot, a remote wireless steering accessory, and the new Vector 3X transom-mounted trolling motor. Humminbird® innovation spans three decades, most recently seen with the SmartCast™ wireless remote fishfinder with mobile, rod and wrist-mount viewing options, and the advanced Matrix™ fishing system.

      Teleflex Incorporated acquired Techsonic Industries in 1993, as part of Teleflex Marine. Techsonic employs 172 people at two locations: Eufaula, Alabama and Alpharetta, Georgia. With this acquisition, Johnson Outdoors will now operate in 26 locations worldwide.

      Jerry Perkins, Chief Operating Officer, Johnson Outdoors, sees significant marketplace synergy and benefit in the merger of Minn Kota® and Humminbird® brands. According to Perkins, “We not only market to the same consumers and many of the same customers, we also share the same passion and drive to win in the marketplace. Competition is tough and our philosophy is to out-think, out-innovate and out-perform to stay on top.”

      The deal was simultaneously signed and closed on May 5, 2004, and was a stock purchase cash transaction. The transaction is anticipated to be accretive to cash flow and earnings in the first full fiscal year of ownership (fiscal 2005).

      Johnson Outdoors at a Glance:

Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Motors, Diving and Outdoor Equipment. Johnson Outdoors’ familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™, Necky® and Dimension® kayaks; Minn Kota® motors; SCUBAPRO® and SnorkelPro; UWATEC® dive equipment; and, Eureka!® tents. Reported annual revenues in 2003 were over $315 million driven by the unique passion and commitment of its 1,400 employees worldwide.

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Teleflex at a Glance:

Teleflex is a diversified industrial company with annual revenues of more than $2 billion. The company designs, manufactures and distributes quality engineered products and services for the automotive, medical, aerospace, marine and industrial markets worldwide. Teleflex employs more than 19,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex can be obtained from the company’s website on the Internet at www.teleflex.com.

Forward-looking information:

Statements in this news release, other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that could cause actual results to differ from those contemplated in the statements. These factors are discussed in the company’s Securities and Exchange Commission filings.

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